U.S. Securities and Exchange Commission
Washington, D.C.



FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities and Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of 1940.


1.	Name and Address of Reporting Persion

OTR - Nominee Name for The State Teachers Retirement Board of Ohio 275 East Broad Street
Columbus, Ohio  43215


2.	Issuer Name and Ticker or Trading Symbol

ARGENTINA FUND INC.,         AF.N


3.	IRS or Social Security Number of Reporting Person

  31-1312155


4.	Statement for Month/Year

05/2001


5.	If Amendment, Date of Original (Month/Year)

N/A


6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)
(   ) Director
(X) 10% Owner
(   ) Officer ____________________________________________(title)
(   ) Other



1. Title of Security
2. Transaction
Date
(MM/DD/YYYY
)
3.Transaction
Code
4. Securities Acquired
(A) of Disposed of (D)
5. Amount of
Securities
Owned at
End of
Issuer's
Fiscal Year
6.
Ownership
Form:
Direct (D)
or Indirect
(I)
7. Nature of
Beneficial
Ownership



Amount
(A) or
(D)
Price



ARGENTINA FUND
04/10/2001
SELL
100000
D
11.3442
1,250,700
D
10%
ARGENTINA FUND
04/11/2001
SELL
22300
D
11.3897
1,250,700
D
10%
ARGENTINA FUND
04/23/2001
SELL
150000
D
10.1000
1,250,700
D
10%
ARGENTINA FUND
04/24/2001
SELL
100000
D
10.4100
1,250,700
D
10%
ARGENTINA FUND
04/24/2001
SELL
100000
D
10.4000
1,250,700
D
10%
ARGENTINA FUND
04/25/2001
SELL
100000
D
10.4000
1,250,700
D
10%
ARGENTINA FUND
04/26/2001
SELL
200000
D
10.7750
1,250,700
D
10%
ARGENTINA FUND
04/27/2001
SELL
107700
D
11.0500
1,250,700
D
10%


7.	Nature of Direct Beneficial Ownership
The securities above were acquired in the ordinary course of business and were not acquired for the purpose or, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:	5/31/2001

OTR - Nominee Name for The State Teachers Retirement Board of Ohio 275 East Broad Street
Columbus, Ohio  43215
STEPHEN A. MITCHELL
/s/Stephen A. Mitchell


_____________________________________________________________
Stephen A. Mitchell
Deputy Executive Director, Investments
614-227-4003